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                                                                Exhibit 4(g)

    STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
 FILED 03:30 PM 09/03/1998
    981345503 - 0772570


                          CERTIFICATE OF AMENDMENT

                                     OF

                        CERTIFICATE OF INCORPORATION
                        ----------------------------


          K-V PHARMACEUTICAL COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

          DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for a vote on the amendment at the annual meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the first paragraph of Article 4 of the Corporation's Certificate of Incorporation be amended in its entirety to read as follows:

          4. The aggregate number, class and par value of shares which the Corporation shall have authority to issue shall be Two Hundred and Thirty Million (230,000,000), which shall be divided among the following classes:

                                        Par Value                  Number
     Class of Stock                     Per Share                of Shares
     --------------                     ---------                ---------

     Preferred Stock                      $ .01                    5,000,000

     Class A Common Stock                 $ .01                  150,000,000

     Class B Common Stock                 $ .01                   75,000,000
                                                                 -----------
          Total                                                  230,000,000


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          SECOND: That thereafter, pursuant to resolution of its Board of
     Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

          IN WITNESS WHEREOF, said K-V Pharmaceutical Company caused this Certificate of Amendment to be signed by Marc S. Hermelin, its Vice Chairman of the Board and Chief Executive Officer, and attested by Alan
     G. Johnson, its Secretary, this 31st day of August, 1998.
                                     ----

                                         K-V PHARMACEUTICAL COMPANY



                                         By: /s/ Marc S. Hermelin
                                            --------------------------------
                                            Marc S. Hermelin, Vice Chairman
                                            of the Board and Chief Executive
                                            Officer

ATTEST:




/s/ Alan G. Johnson
---------------------------
Alan G. Johnson, Secretary